KINETICS PORTFOLIOS TRUST
AMENDMENT TO THE
FUND ADMINISTRATION SERVICING AGREEMENT

THIS AMENDMENT dated as of this __15th__ day of   December  , 2005, to the Fund Administration Servicing Agreement, dated as of January 1, 2002, (the "Agreement"), is entered into by and between Kinetics Portfolios Trust., a Delaware business trust (the “Trust”) and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the parties have entered into a Fund Administration Servicing Agreement; and

WHEREAS, the parties desire to extend said Agreement to The Market Opportunities Portfolio; and

WHEREAS, Section 6 of the Agreement allows for its amendment by a written instrument executed by both parties;

NOW, THEREFORE, the parties agree as follows:

Exhibit A of the Agreement is hereby superceded and replaced with Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

KINETICS PORTFOLIOS TRUST	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Leonid Polyakov	By: /s/ Joe D. Redwine

Name: Leonid Polyakov	Name: Joe D. Redwine

Title: Treasurer	Title: President

Administration Services
Annual Fee Schedule
Master Portfolios

Exhibit A

Separate Series of Kinetics Portfolios Trust

Name of Series
The Internet Portfolio
The Medical Portfolio
The Internet Emerging Growth Portfolio
The Paradigm Portfolio
The Small Cap Opportunities Portfolio
The Kinetics Government Money Market Portfolio
The Market Opportunities Portfolio

Domestic Equity and Money Market Portfolios
The Internet Portfolio, The Medical Portfolio, The Internet Emerging Growth Portfolio, The Paradigm Portfolio, The Small Cap Opportunities Portfolio, The Kinetics Government Money Market Portfolio, and The Market Opportunities Portfolio shall incur the following fee schedule:

Annual fee per portfolio based on market value of assets:
10 basis points on the average assets of each Portfolio.

Minimum Annual Fee : $365,000 for Kinetics Portfolio Trust
  $ 45,000 per additional start-up Portfolio

International Equity Portfolios

Annual fee per portfolio based on market value of assets:
10 basis points on the average assets of each Portfolio

Minimum Annual Fee : $75,000 per portfolio

Plus out-of-pocket expense reimbursements, including but not limited to:
Postage
Programming
Stationery
Proxies
Retention of records
Special reports
Federal and state regulatory filing fees
Certain insurance premiums
Expenses from board of trustees meetings
Auditing and legal expenses
All other out-of-pocket expenses

Fees are billed monthly

Amended: December 9, 2005